Filed pursuant to Rule 433 Registration Statement No. 333-268155 January 10, 2023

US$500,000,000 4.625% Global Bonds due 2028

Final Term Sheet

Issuer	Republic of the Philippines

Issue currency	US$

Amount issued	US$500,000,000

Security type	Senior Unsecured Bonds

Coupon	4.625%

Interest Payment dates	January 17 and July 17

Maturity date	July 17, 2028

CUSIP	718286 CY1

ISIN	US718286CY18

Public Offering Price	99.435%

Proceeds before expenses	US$496,925,000

Settlement date	January 17, 2023

Reference benchmark	3.875% UST due December 31, 2027

Benchmark yield	3.693%

Re-offer spread over benchmark	105 bps

Re-offer yield	4.743%
Denominations	US$200k/1k

Day count	30/360

Joint Lead Managers and Joint Bookrunners	BofA Securities, Inc., Deutsche Bank AG, London Branch, Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, Morgan Stanley & Co. LLC, Standard Chartered Bank and UBS AG Hong Kong Branch

Settlement and Delivery	The Republic expects that delivery of the global bonds will be made against payment therefor on or about the settlement date, which will be the 5th business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to delivery of the global bonds will be required, by virtue of the fact that the global bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by contacting The Hongkong and Shanghai Banking Corporation Limited by calling +1-866 -811 -8049.

The prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1030717/000119312523004107/d429923d424b3.htm.

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only – Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels).